Exhibit 99.1

                  Millennium Biotechnologies Group Enters into
                  Agreement for $2.6 Million Private Placement

BASKING RIDGE, N.J. (BUSINESS WIRE): August 17, 2006: Millennium Biotechnologies Group, Inc. (MBTG) announced today that it entered into a definitive agreement for a $2.6 million private placement with institutional investors. The Company expects to use the net proceeds from the financing to repay its existing indebtedness and for general working capital and other corporate purposes.

The agreement is subject to certain closing conditions, including the closing of the Company's previously announced asset sale pursuant to the terms of a letter of intent with Aisling Capital II LLP. Under the terms of the private placement, the Company will issue to the investors 13,000 shares of its new Series E Senior Convertible Preferred Stock which will be convertible into the Company's Common Stock at a conversion price of $.25 per share and will earn dividends at a rate of 10% per year, payable in cash or in shares of Common Stock if certain conditions are met. The Series E Preferred Stock is redeemable at the option of the holder after three years and is subject to mandatory redemption five years after the closing. As a part of the transaction, the Company will also issue warrants to acquire 10,400,000 shares of Common Stock at $.25 per share for a period of five years from the closing and additional investment rights to acquire for a period of three years 13,000 additional shares of Series E Preferred Stock and warrants exercisable at $.25 to acquire 10,400,000 additional shares of Common Stock.

In addition, the Company will issue to the lead institutional investor 100 shares of its new Series F Senior Convertible Preferred Stock. Pursuant to the terms of the Series F Preferred Stock, Iroquois will have the ability to elect three of the five board members of the Company.

Pursuant to the private placement, the Company is required to effectuate the conversion of $2,926,000 of its existing indebtedness into, and to raise an additional $400,000 by the sale of, shares of Series E Preferred Stock, warrants and additional investment rights based upon the same purchase price paid by the institutional investors.

The Company is required to file a registration statement with the Securities and Exchange Commission within 30 days following the closing, registering the resale of Common Stock underlying the securities to be issued in the transaction.

This announcement does not constitute an offer to sell or a solicitation of any offer to buy securities of the Company. The securities to be issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or an applicable exemption from such registration.

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Please refer to the Company's Current Report on Form 8-K, which it intends to file shortly, for a complete description of the transaction and the securities to be issued.

About Millennium Biotechnologies, Inc.

Millennium Biotechnologies, Inc. is a research-based nutraceutical company and a pioneer in the emerging field of specialized nutritional supplements. The company's flagship products, RESURGEX(R)and RESURGEX Plus(R), are designed to assist in strengthening cellular defense and supporting the immune system in patients with HIV/AIDS, Hepatitis C, cancer and other chronic illnesses. Millennium Biotechnologies also owns the exclusive medical-market rights to GliSODin(TM) (SOD/gliadin), the only orally effective form of the important antioxidant SOD (superoxide dismutase). Millennium Biotechnologies, Inc. is a wholly owned subsidiary of Millennium Biotechnologies Group, Inc., a publicly-traded company (OTC BB:MBTG.OB - News). For more information about Millennium Biotechnologies, please call Frank Guarino, Chief Financial Officer at FGuarino@Milbiotech.com or call (908) 604-2500. For more information about the Resurgex line of products visit www.resurgex.com.

This release includes certain forward-looking information that is based upon management's beliefs as well as on assumptions made by and data currently available to management. This information which has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, is subject to a number of risks and uncertainties, including but not limited to uncertainty as to market acceptance of our products and the factors identified in the Company's 10-KSB and other documents filed with the Securities and Exchange Commission. Actual results may differ materially form those anticipated in such forward-looking statements even if experience or future changes make it clear the any projected results expressed or implied therein may not be realized. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Contact:
Millennium Biotechnologies, Inc.
Frank Guarino, 908-604-2500
FGuarino@Milbiotech.com

Source: Millennium Biotechnologies, Inc.